Exhibit 99.2

OP Bancorp to Acquire SBA Loan Portfolio

LOS ANGELES, February 3, 2021 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today announced the signing of an asset purchase agreement to acquire the SBA portfolio of Hana Small Business Lending, Inc., a wholly-owned subsidiary of Hana Financial, Inc.

As of January 28, 2021, the balance of loans outstanding to be acquired was approximately $105 million, comprised primarily of SBA 7(a) loans with a small balance of SBA PPP loans. The Bank will also acquire a servicing portfolio consisting of guaranteed SBA 7(a) loans sold in the secondary market with a balance of approximately $295 million. The purchase price is based on a formula that will be calculated at closing (including certain price adjustments), but it is estimated at approximately $102 million.

The purchase transaction is subject to customary closing conditions, including obtaining approval from SBA and trustees for certain loans that have been securitized. The Company anticipates that the transaction will close within 90 days. Min Kim, the President and Chief Executive Officer of OP Bancorp and Open Bank, commented that “As a highly ranked national SBA 7(a) lender by volume for many years, this acquisition will augment an already successful SBA loan portfolio. We believe this is an excellent utilization of capital by adding scale to our interest and servicing income streams.”

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California, and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

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